As filed with the Securities and Exchange Commission on June 29, 2023

Registration No. 333-229254

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Science Applications International Corporation

(Exact name of registrant as specified in its charter)

Delaware	46-1932921
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

12010 Sunset Hills Road Reston, Virginia	20190
(Address of Principal Executive Offices)	(Zip Code)

Science Applications International Corporation

Third Amended and Restated 2012 Long Term Performance Plan

(Full title of the plan)

Hilary L. Hageman

Executive Vice President, General Counsel and Corporate Secretary

Science Applications International Corporation

12010 Sunset Hills Road

Reston, Virginia 20190

(703) 676-4300

(Name, address and telephone number, including area code, of agent for service)

Copy to:

W. Morgan Burns

Faegre Drinker Biddle & Reath LLP

2200 Wells Fargo Center

90 South Seventh Street

Minneapolis, Minnesota 55402

(612) 766-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐ Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the Registration Statement on Form S-8 (File No. 333-229254) (the “Registration Statement”) filed by Science Applications International Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission on January 14, 2019. The Registration Statement registered an aggregate of 1,573,683 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), to be issued pursuant to the Science Applications International Corporation Third Amended and Restated 2012 Long Term Performance Plan (the “Plan”).

The Company terminated the Plan as to future grants effective as of June 7, 2023. This Post-Effective Amendment hereby deregisters all shares of Common Stock that were previously registered pursuant to the Registration Statement and remain unissued under the Plan. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such shares of Common Stock.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reston, Commonwealth of Virginia, on June 29, 2023.

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

By:	/s/ Prabu Natarajan
Prabu Natarajan, Chief Financial Officer

No other person is required to sign this Post-Effective Amendment on behalf of the registrant in reliance on Rule 478 under the Securities Act of 1933.